FOR IMMEDIATE RELEASE

Orange County Bancorp, Inc. Announces Record Second Quarter 2021 Results
•	Net Income for Q2 2021 increased $2.3 million, or 80.4%, to a record $5.2 million versus Q2 2020
•	Return on average assets for Q2 2021 rose 28 basis points year-over-year to 1.05%
•	Return on common equity for Q2 2021 rose 603 basis points year-over-year to 15.0%
•	Provision for loan losses of $809 thousand declined 38% versus the same period last year due to stabilizing credit trends
•	Average Loans (net of PPP) for Q2 2021 increased 22.3% year-over-year, to $1.1 billion
•	Average Demand Deposits for Q2 2021 grew 37.4% year-over-year to $627.8 million
•	Total Assets grew $387.3 million, or 23.3%, from year-end 2020 to $2.1 billion at June 30, 2021
•	Trust and asset advisory business revenue increased 26.3%, to $2.4 million, for Q2 2021

MIDDLETOWN, N.Y., Aug 12, 2021 – Orange County Bancorp, Inc. (the “Company” - Nasdaq:OBT), parent company of Orange Bank & Trust Co. (the “Bank”) and Hudson Valley Investment Advisors, Inc. (“HVIA”), today announced net income of $5.2 million, or $1.16 per basic and diluted share, for the three months ended June 30, 2021. This compares with net income of $2.9 million, or $0.64 per basic and diluted share, for the three months ended June 30, 2020. For the first six months of 2021, net income increased by $4.9 million, or 90.8%, over the prior year period, to $10.2 million, or $2.28 per basic and diluted share. This compares with net income of $5.4 million, or $1.19 per basic and diluted share, for the first six months of 2020.
“I am pleased to announce yet another record quarter of financial performance for the Bank and Company,” said Orange County Bancorp President & CEO, Michael Gilfeather. “These results reflect significant growth across all facets of our business, with particularly noteworthy increases in assets and loans as liquidity initiatives took hold and credit uncertainty gave way to an increasingly favorable business outlook.”
“The quarter also represents a very important transition period for the organization,” Gilfeather added. “As the growth strategy we initiated several years ago continued to yield strong results, the Board and management team elected to leverage our success through a NASDAQ IPO.  I am pleased to announce completion of our offering and subsequent NASDAQ Capital Market listing under the stock symbol “OBT” during the first week of August. Our transaction was upsized in the face of strong demand and culminated in the sale of 1.15 million shares to new investors at $33.50 per share, for gross proceeds of approximately $38.5 million. While technically a Q3 event, the groundwork for the transaction began in earnest in Q2 and entailed major contributions from all divisions of the Bank. It was a phenomenal success, particularly in conjunction with the financial results just reported, and positions the Company well for continued growth going forward.
To further highlight our financial accomplishments in Q2, net income of $5.2 million for the quarter pushed our first half net income over $10 million, nearly double the same period last year. Total assets of the Bank also exceeded $2 billion for the first time, increasing $387.3 million, or 23.3%, from year-end 2020.

Total loans were $1.29 billion as of June 30, 2021, representing a $134.1 million, or 11.6%, increase from $1.15 billion at December 31, 2020.  This growth was primarily due to increases in commercial real estate and Payroll Protection Program (PPP) loans.  Net of PPP, loans grew $94.4 million, reflecting improving economic strength and business opportunities our clients are seeing across the regions we serve.  Since the government approved a second round of PPP funding in early 2021, the Bank’s PPP loan balance has risen 58%, from nearly $69 million at year-end 2020 to nearly $109 million at the close of Q2 2021. While the program ended on May 31, 2021 we continue to work with our PPP borrowers to assess whether their loans qualify for government forgiveness and, if so, help them through the process.
Deposit growth was also strong for the quarter, with total deposits of $1.87 billion as of June 30, 2021 representing a $382.4 million, or 25.7%, increase from $1.49 billion at December 31, 2020. Over half of these deposits are in low to zero cost NOW and Demand Deposit accounts, resulting in our relatively low average cost of deposits.
Our net interest margin for the three months ended June 30, 2021 was 3.09%, compared to 3.34% for the three months ended June 30, 2020, and 3.18% for the six months ended June 30, 2021, compared to 3.51% for the same period last year. While we did experience margin compression, overall loan growth resulted in an increase in net interest income for the quarter of $2.9 million, or 24.2%, versus the same period last year. For the six months ended June 30, 2021, net interest income increased $5.2 million, or 22.6%, versus the same period last year.
The Company’s Wealth Management initiative, which launched earlier this year, also enjoyed strong growth. Orange Wealth Management is a platform that provides a comprehensive suite of wealth management services delivered through the Company’s Private Banking and Trust Services Division and HVIA subsidiary. Revenues grew 26.3%, to $2.4 million, for the second quarter 2021 verses the same quarter last year and are up 22.4% for the six months ended June 30, 2021 compared to the same period in 2020.  Assets under management (AUM) ended Q2 at $1.24 billion, up $48.4 million for the first half of the year. HVIA, which until recently focused its marketing efforts on our historical operating region, is now actively expanding into Westchester to leverage and support our business relationships there.  We remain excited by the growth prospects for this exciting initiative.
While pleased with these results, much remains to be done. We just opened a new branch in the Bronx with a seasoned team that is well respected in the local business community.  Senior Vice President and Senior Commercial Loan Officer, Anthony Mormile, is leading this effort and we are very encouraged by the results to date. Additionally, our scheduled Nanuet branch opening later this year will strengthen our presence in Rockland County and, given its proximity to New Jersey, provide a point of entree into Bergen County. In keeping with our broader strategy for the Bank, we intend to remain disciplined and rigorous with branch initiatives.
The success we’ve enjoyed the past several years doesn’t happen without a dedicated staff,” Gilfeather concluded. “Last year, the pandemic and need to provide PPP loans to our business clients pushed the Bank beyond what even we thought possible. Our employees responded without hesitation, implementing new systems and processing more than $100 million in loans for clients in a matter of months. This quarter, we sought to raise the public profile of our efforts, improve liquidity, and fund further growth of the Company through an initial public offering. This required enormous effort from the entire organization and, again, our employees responded, assuming important responsibilities in addition to their daily work servicing clients and providing trust and investment assistance. Their efforts resulted in an outstanding transaction, ensuring future growth and viability for the Company. I thank them for a job well done.”

Second Quarter and First Half 2021 Financial Review
Net Income
Net income for the second quarter of 2021 was $5.2 million, compared to net income of $2.9 million for the second quarter of 2020, an increase of $2.3 million, or 80.4%. Net income for the six months ended June 30, 2021 was $10.2 million, compared to net income of $5.4 million for the same period of 2020, an increase of $4.8 million, or 90.8%. The increase for both the three and six month periods in 2021 compared to 2020 was driven primarily by an increase in net interest income and decrease in provision for loan losses, partially offset by increases in non-interest expense and provision for income taxes.
Net Interest Income
For the three months ended June 30, 2021, net interest income increased by $2.9 million, or 24.2%, versus the same period last year. For the six months ended June 30, 2021, net interest income increased by $5.2 million, or 22.6%, versus the same period last year.
Total interest income increased $2.7 million, or 21.1%, and $4.8 million, or 19.0%, for the three and six months ended June 30, 2021, respectivley, versus the corresponding periods last year. The increase in interest income was primarily due to loan growth and fees associated with PPP loan forgiveness.
Total interest expense decreased $121 thousand in the second quarter of 2021, to $1.0 million, compared to $1.1 million in the second quarter of the prior year, and decreased $388 thousand for the six months ended June 30, 2021, to $2.0 million from $2.4 million, for the six months ended June 30, 2020.  The decrease resulted from a reduction in deposit interest expense partially offset by an increase in interest expense due to the subordinated debt issued in September 2020.  Lower interest expense on deposits was consistent with the reduction of the Fed Funds rate in the first quarter of 2020 in response to the COVID-19 pandemic.
Provision for Loan Losses
The Company recognized provisions for loan losses of $809 thousand and $875 thousand for the three and six months ended June 30, 2021, respectively, compared to $1.3 million and $2.5 million for the three and six months ended June 30, 2020, respectively. The lower provisions reflect improved credit metrics and declining loan deferrals. The allowance for loan losses to total loans was 1.32% as of June 30, 2021. Excluding PPP loans, the ratio was 1.45%.
Non-Interest Income
Non-interest income was $3.0 million during both the second quarter of 2021 and 2020, while non-interest income was $5.9 million for the six months ended June 30, 2021 compared to $5.5 million for the same period in 2020, an increase of $372 thousand, or 6.7%. The increase was a result of continued growth in the Bank’s trust operations and HVIA’s asset management activities.
Non-Interest Expense
Non-interest expense was $10.4 million and $9.9 million during the second quarters of 2021 and 2020, respectively, an increase of $497 thousand, or 5%, while non-interest expense was $20.7 million for the six months ended June 30, 2021, compared to $19.5 million for the same period in 2020, an increase of $1.2 million, or 6.3%. The increase in non-interest expense for the three and six month periods was due to the Bank’s continued investment in growth. This investment was comprised primarily of increases in salaries, information technology, professional fees, and deposit insurance costs resulting from significant growth in deposit balances. The efficiency ratio improved to 58.90% for the three months ended June 30, 2021 from 66.98% for the same period in 2020, and improved to 60.41% for the six months ended June 30, 2021 from 67.97% for the six months ended June 30, 2020.

Income Tax Expense
The provision for income taxes for the three months ended June 30, 2021 was $1.3 million compared to $695 thousand for the same period in 2020. The provision for income taxes for the six months ended June 30, 2021 was $2.5 million compared to $1.3 million for the same period in 2020. The increase for both periods was due to the increase in income before income taxes. The effective tax rate for the three and six month periods ended June 30, 2021 was 19.5%, versus 19.5% and 19.8%, respectively, for the same periods last year.
Financial Condition
Total consolidated assets increased $387.3 million, or 23.3%, from $1.7 billion at December 31, 2020 to $2.1 billion at June 30, 2021. The increase reflects increases in cash and due from banks, loans receivable and investments.
Total cash and due from banks increased from $121.2 million at December 31, 2020 to $322.9 million at June 30, 2021, an increase of $201.7 million, or 166.4%. The increase was primarily due to increases in deposit account balances driven by seasonal increases in municipal deposits, ongoing success attracting business account assets, and government efforts to increase liquidity in the economy.
Total investments increased $47.6 million from $330.1 million at December 31, 2020 to $377.7 million at June 30, 2021.  The increase was primarily in mortgage backed and municipal securities.
Total loans increased from $1.2 billion at December 31, 2020 to $1.3 billion at June 30, 2021, an increase of $134.1 million, or 11.6%. This increase was primarily due to an increase in commercial real estate loans of $82.9 million and PPP loans of $39.7 million.
Total deposits increased $382.4 million to $1.9 billion at June 30, 2021, from $1.5 billion at December 31, 2020. The increase was primarily related to business account activity, PPP loan proceeds and government liquidity efforts, combined with municipal deposit growth attributable to cyclical real estate tax collections.
Stockholders’ equity increased $5.5 million to $140.9 million at June 30, 2021 from $135.4 million at December 31, 2020 due to an $8.4 million net increase in retained earnings partially offset by a $2.9 million decline in AOCI during the first half of 2021 resulting from a change in the market value of investments.
At June 30, 2021, the Bank maintained capital ratios in excess of regulatory standards for well capitalized institutions. The Bank’s Tier 1 capital to average assets ratio was 7.56%, both the common equity and Tier 1 capital to risk weighted assets were 12.13% and the total capital to risk weighted assets ratio was 13.38%.
Loan Quality
At June 30, 2021, the Bank had total non-accrual loans of $2.0 million, or 0.16% of total loans, which included $959.0 thousand of Troubled Debt Restructured Loans (“TDRs”), or 0.07% of total loans. This total was unchanged from year end 2020. Accruing loans delinquent greater than 30 days were $1.1 million as of June 30, 2021, compared to $1.8 million at December 31, 2020. The following table shows the current status of loans deferred as a result of the COVID-19 pandemic.

ORANGE COUNTY BANCORP, INC.
SUMMARY OF LOAN PORTFOLIO SEGMENTS AND DEFERMENTS
(UNAUDITED)
(Dollar Amounts in thousands)

				Total Deferments as of June 30, 2021
Industry Classification	June 30, 2021 Balance	Loan Count	% of Total Loans	Outstanding Balance	Loan Count	Deferred %
Real Estate and Rental Leasing	$529,630	496	41.0%	$4,081	5	0.8%
Healthcare and Social Assistance	106,158	624	8.2%	695	3	0.7%
Construction	74,111	102	5.7%	-	-	0.0%
Retail Trade	44,131	79	3.4%	-	-	0.0%
Management of Companies/Enterprise	34,233	16	2.7%	-	-	0.0%
Wholesale Trade	34,173	73	2.6%	-	-	0.0%
Manufacturing	44,815	105	3.5%	-	-	0.0%
Hotel / Motel	27,043	10	2.1%	7,588	3	28.1%
Professional, Scientific, and Technical Services	17,994	169	1.4%	51	2	0.3%
Finance and Insurance	24,803	66	1.9%	-	-	0.0%
Contractors	15,515	103	1.2%	-	-	0.0%
Educational Services & Child Care	13,344	32	1.0%	-	-	0.0%
Administrative and Management	14,495	89	1.1%	-	-	0.0%
Food Service	17,886	34	1.4%	-	-	0.0%
Art, Entertainment, and Recreation	14,919	10	1.2%	-	-	0.0%
Transportation and Warehousing	10,274	33	0.8%	-	-	0.0%
Residential Real Estate & Other	159,234	1,297	12.3%	-	-	0.0%
PPP Loans	108,711	592	8.4%	-	-	0.0%
Total system loan balances	$1,291,469	3,930	100.0%	$12,415	13	1.0%
Net deferred & unapplied	(4,584)
Total loans	1,286,885

				Total Deferments as of June 30, 2021
Loan Portfolio Category	June 30, 2021 Balance	Loan Count	% of Total Loans	Outstanding Balance	Loan Count	Deferred %
CRE:
Multifamily	$162,274	91	12.6%	$2,367	1	1.5%
Non-owner occupied	445,549	388	34.5%	8,192	5	1.8%
Owner occupied	174,276	189	13.5%	1,110	2	0.6%
Construction, development, land	71,059	38	5.5%	-	-	0.0%

C&I	241,103	1,791	18.7%	746	5	0.3%
PPP Loans	108,711	592	8.4%	-	-	0.0%

Consumer:
Residential	71,687	528	5.6%	-	-	0.0%
Non-residential	16,810	313	1.3%	-	-	0.0%
Total system loan balances	$1,291,469	3,930	100.0%	$12,415	13	1.0%
Net deferred & unapplied	(4,584)
Total loans	1,286,885

At the outset of the pandemic, management identified certain industries, including hospitality, healthcare, and retail, it viewed as most susceptible to stress from a prolonged economic slowdown.  Notwithstanding perceived industry risks, portfolio concentration and exposure across these segments is modest. Notably, Lodging and Food Services, which broadly reflect our exposure to hotels, food and beverage, constitute $44.9 million, or 3.5%, of our loan portfolio. At quarter end, these categories accounted for 61.1% of our total $12.4 million of loans on payment deferral.
Management continues to evaluate performance trends across industry groups to assess underlying business and liquidity risks due to the economic impacts of COVID-19. While the Bank has continued to provide relief from debt service through forbearance agreements, its focus has shifted toward the resumption of loan payments, as management believes clients in need of deferral have largely been accommodated at this time. Most borrowers requesting deferral early in the cycle resumed scheduled repayment of their loan obligations at the end of their initial 90-day deferral period. Deferred loans at June 30, 2021 were $12.4 million, or 1.0%, of our portfolio, compared with $48.8 million, or 4.2%, of our loan portfolio at December 31, 2020.
About Orange County Bancorp, Inc.
Orange County Bancorp, Inc. is the parent company of Orange Bank & Trust Company and Hudson Valley Investment Advisors, Inc. Orange Bank & Trust Company is an independent bank that began with the vision of 14 founders over 125 years ago. It has grown through ongoing innovation and an unwavering commitment to its community and business clientele to more than $2.0 billion in total assets. Hudson Valley Investment Advisors, Inc. is a Registered Investment Advisor in Goshen, NY. It was founded in 1996 and was acquired by the Company in 2012.
Forward Looking Statements
Certain statements contained herein are “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward looking statements may be identified by reference to a future period or periods, or by the use of forward looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward looking statements are subject to numerous risks and uncertainties, including, but not limited to, those related to the real estate and economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity. Further, given its ongoing and dynamic nature, it is difficult to predict what the continuing effects of the COVID-19 pandemic will have on our business and results of operations. The pandemic and related local and national economic disruption may, among other effects, continue to result in a material adverse change for the demand for our products and services; increased levels of loan delinquencies, problem assets and foreclosures; branch disruptions, unavailability of personnel and increased cybersecurity risks as employees work remotely.
The Company wishes to caution readers not to place undue reliance on any such forward looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the results of any revisions that may be made to any forward looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

For further information:
Robert L. Peacock
EVP Chief Financial Officer
rpeacock@orangebanktrust.com
Phone: (845) 341-5005

ORANGE COUNTY BANCORP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CONDITION
(UNAUDITED)
(Dollar Amounts in thousands except per share data)

	June 30, 2021	December 31, 2020

ASSETS

Cash and due from banks	$322,919	$121,232
Investment securities - available-for-sale	377,738	330,105
Restricted investment in bank stocks	2,109	1,449

Loans	1,286,885	1,152,738
Allowance for loan losses	(17,049)	(16,172)
Loans, net	1,269,836	1,136,566

Net Premises and equipment	14,124	14,017
Accrued interest receivable	7,090	6,295
Bank owned life insurance	29,064	28,520
Goodwill	5,359	5,359
Intangible assets	1,821	1,963
Other assets	22,172	19,430

TOTAL ASSETS	$2,052,232	$1,664,936

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits:
Noninterest bearing	$652,767	$521,093
Interest bearing	1,218,898	968,201
Total deposits	1,871,665	1,489,294

Note payable	3,000	3,000
Subordinated notes, net of issuance costs	19,358	19,323
Accrued expenses and other liabilities	17,298	17,896

TOTAL LIABILITIES	1,911,321	1,529,513

STOCKHOLDERS' EQUITY

Common stock, $0.50 par value; 15,000,000 shares authorized;
4,533,304 issued; 4,488,437 and 4,483,102 outstanding,
at June 30, 2021 and December 31, 2020, respectively	2,266	2,266
Surplus	84,936	85,111
Retained Earnings	56,118	47,683
Accumulated other comprehensive income (loss), net of taxes	(1,116)	1,819
Treasury stock, at cost; 44,867 and 50,202 shares at June 30,
2021 and December 31, 2020, respectively	(1,293)	(1,456)
TOTAL STOCKHOLDERS' EQUITY	140,911	135,423

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$2,052,232	$1,664,936

Note:  There were minor changes made to the previously reported December 31, 2020 balance sheet related to corrections for the treatment of deferred costs on loans.

ORANGE COUNTY BANCORP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)
(Dollar Amounts in thousands except per share data)
	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
INTEREST INCOME
Interest and fees on loans	$14,033	$11,444	$27,261	$22,446
Interest on investment securities:
Taxable	1,156	1,223	2,284	2,558
Tax exempt	408	233	771	359
Interest on Federal funds sold and other	61	28	104	208

TOTAL INTEREST INCOME	15,658	12,928	30,420	25,571

INTEREST EXPENSE
Interest on savings and NOW accounts	617	851	1,209	1,807
Interest on time deposits	137	254	295	535
Interest on FHLB advances	-	-	-	10
Interest on note payable	42	42	84	84
Interest on subordinated notes	230	-	460	-
TOTAL INTEREST EXPENSE	1,026	1,147	2,048	2,436

NET INTEREST INCOME	14,632	11,781	28,372	23,135

Provision for loan losses	809	1,310	875	2,510
NET INTEREST INCOME AFTER
PROVISION FOR LOAN LOSSES	13,823	10,471	27,497	20,625

NONINTEREST INCOME
Service charges on deposit accounts	158	117	333	325
Trust income	1,184	918	2,307	1,956
Investment advisory income	1,235	997	2,411	1,898
Investment securities gains(losses)	-	586	-	586
Earnings on bank owned life insurance	173	182	345	347
Other	278	206	523	435
TOTAL NONINTEREST INCOME	3,028	3,006	5,919	5,547

NONINTEREST EXPENSE
Salaries	4,726	4,634	9,273	8,819
Employee benefits	876	1,105	2,002	2,254
Occupancy expense	967	934	1,932	1,872
Professional fees	1,023	1,004	1,930	1,575
Directors' fees and expenses	252	276	494	569
Computer software expense	1,032	920	2,090	1,714
FDIC assessment	267	197	555	366
Advertising expenses	285	338	568	651
Advisor expenses related to trust income	140	88	261	243
Telephone expenses	136	140	270	269
Intangible amortization	71	71	143	143
Other	626	197	1,198	1,020
TOTAL NONINTEREST EXPENSE	10,401	9,904	20,716	19,495

Income before income taxes	6,450	3,573	12,700	6,677

Provision for income taxes	1,257	695	2,482	1,323
NET INCOME	$5,193	$2,878	$10,218	$5,354

Basic and diluted earnings per share	$1.16	$0.64	$2.28	$1.19

Weighted average shares outstanding	4,488,602	4,514,345	4,485,886	4,512,382
Note:  There were minor changes made to the previously reported June 30, 2020 income statement periods related to corrections for the treatment of deferred costs on loans.

ORANGE COUNTY BANCORP, INC.
NET INTEREST MARGIN ANALYSIS
(UNAUDITED)
(Dollar Amounts in thousands)

	Three Months Ended June 30,
	2021			2020
	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
Assets:
Loans Receivable (net of PPP)	$1,148,215	$12,883	4.50%	$938,942	$11,003	4.71%
PPP Loans	119,463	1,150	3.86%	67,879	441	2.61%
Investment securities	361,541	1,541	1.71%	276,908	1,439	2.09%
Due from banks	270,259	61	0.09%	132,991	28	0.08%
Other	2,038	23	4.53%	1,446	17	4.73%
Total interest earning assets	1,901,516	15,658	3.30%	1,418,166	12,928	3.67%
Non-interest earning assets	81,249			72,429
Total assets	$1,982,765			1,490,595

Liabilities and equity:
Interest-bearing demand accounts	$276,609	$84	0.12%	$203,334	$102	0.20%
Money market accounts	627,289	478	0.31%	464,021	681	0.59%
Savings accounts	183,867	55	0.12%	128,487	68	0.21%
Certificates of deposit	88,537	137	0.62%	89,830	254	1.14%
Total interest-bearing deposits	1,176,302	754	0.26%	885,672	1,105	0.50%
FHLB Advances and other borrowings	3	0	0.27%	-	-	0.00%
Note payable	3,000	42	5.62%	3,000	42	5.63%
Subordinated notes	19,348	230	4.77%	-	-	0.00%
Total interest bearing liabilities	1,198,653	1,026	0.34%	888,672	1,147	0.52%
Non-interest bearing demand accounts	627,806			456,931
Other non-interest bearing liabilities	17,563			16,210
Total liabilities	1,844,022			1,361,813
Total shareholders' equity	138,744			128,782
Total liabilities and shareholders' equity	$1,982,766			1,490,595

Net interest income		$14,632			$11,781
Interest rate spread [1]			2.96%			3.15%
Net interest margin [2]			3.09%			3.34%
Average interest earning assets to interest-bearing liabilities	158.6%			159.6%

Notes:
[1] The Interest rate spread is the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities
[2] Net interest margin is the annualized net interest income divided by average interest-earning assets

ORANGE COUNTY BANCORP, INC.
NET INTEREST MARGIN ANALYSIS
(UNAUDITED)
(Dollar Amounts in thousands)

	Six Months Ended June 30,
	2021			2020
	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
Assets:
Loans Receivable (net of PPP)	$1,116,706	$24,886	4.49%	$927,768	$22,004	4.77%
PPP Loans	107,040	2,375	4.47%	33,939	442	2.62%
Investment securities	351,169	3,013	1.73%	267,617	2,883	2.17%
Due from banks	224,083	104	0.09%	95,589	208	0.44%
Other	1,780	42	4.76%	1,361	34	5.02%
Total interest earning assets	1,800,778	30,420	3.41%	1,326,274	25,571	3.88%
Non-interest earning assets	81,459			73,464
Total assets	$1,882,237			1,399,738

Liabilities and equity:
Interest-bearing demand accounts	$269,626	$165	0.12%	$202,450	$205	0.20%
Money market accounts	583,535	939	0.32%	433,956	1,456	0.67%
Savings accounts	171,449	105	0.12%	126,286	146	0.23%
Certificates of deposit	89,660	295	0.66%	88,913	535	1.21%
Total interest-bearing deposits	1,114,270	1,504	0.27%	851,605	2,342	0.55%
FHLB Advances and other borrowings	1	0	0.40%	1,163	10	1.73%
Note payable	3,000	84	5.65%	3,000	84	5.63%
Subordinated notes	19,668	460	4.72%	-	-	0.00%
Total interest bearing liabilities	1,136,939	2,048	0.36%	855,768	2,436	0.57%
Non-interest bearing demand accounts	590,332			401,039
Other non-interest bearing liabilities	18,306			16,539
Total liabilities	1,745,577			1,273,346
Total shareholders' equity	136,660			126,392
Total liabilities and shareholders' equity	$1,882,237			1,399,738

Net interest income		$28,372			$23,135
Interest rate spread [1]			3.04%			3.30%
Net interest margin [2]			3.18%			3.51%
Average interest earning assets to interest-bearing liabilities	158.4%			155.0%

Notes:
[1] The Interest rate spread is the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities
[2] Net interest margin is the annualized net interest income divided by average interest-earning assets

ORANGE COUNTY BANCORP, INC.
SELECTED RATIOS AND OTHER DATA
(UNAUDITED)

	Three Months Ended June 30, (1)		Six Months Ended June 30, (1)
	2021	2020	2021	2020
Performance Ratios:
Return on average assets	1.05%	0.77%	1.09%	0.77%
Return on average equity	14.97%	8.94%	14.95%	8.47%
Interest rate spread (2)	2.96%	3.15%	3.04%	3.30%
Net interest margin (3)	3.09%	3.34%	3.18%	3.51%
Efficiency ratio (4)	58.90%	66.98%	60.41%	67.97%
Dividend payout ratio (5)	17.29%	31.37%	17.56%	33.71%
Non-interest income to average total assets	0.61%	0.81%	0.63%	0.79%
Non-interest expenses to average total assets	2.10%	2.00%	2.20%	2.07%
Average interest-earning assets to average interest-bearing liabilities	158.64%	159.58%	158.39%	154.98%
Average equity to average total assets	7.00%	8.64%	7.26%	9.03%
Net (charge-offs) recoveries to average outstanding loans during the period	0.00%	0.07%	0.00%	0.07%

	At	At
	June 30, 2021	December 31, 2020
Asset Quality Ratios:
Non-performing assets to total assets	0.12%	0.15%
Non-performing loans to total loans	0.19%	0.22%
Allowance for loan losses to non-performing loans	691.08%	641.24%
Allowance for loan losses to total loans	1.32%	1.40%

Capital Ratios:(6)
Total capital (to risk-weighted assets)	13.38%	13.49%
Tier 1 capital (to risk-weighted assets)	12.13%	12.24%
Common equity tier 1 capital (to risk-weighted assets)	12.13%	12.24%
Tier 1 capital (to average assets)	7.56%	8.16%

Notes:
(1) Annualized for the three and six month periods ended June 30, 2021 and 2020, respectively.
(2) Represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the periods.
(3) The net interest margin represents net interest income as a percent of average interest-earning assets for the periods.
(4) The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.
(5) The dividend payout ratio represents dividends paid per share divided by net income per share.
(6) Ratios are for the Bank only.

ORANGE COUNTY BANCORP, INC.
SELECTED OPERATING DATA
(UNAUDITED)
(Dollar Amounts in thousands except per share data)
	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Interest income	$15,658	$12,928	$30,420	$25,571
Interest expense	1,026	1,147	2,048	2,436
Net interest income	14,632	11,781	28,372	23,135
Provision for loan losses	809	1,310	875	2,510
Net interest income after provision for loan losses	13,823	10,471	27,497	20,625
Noninterest income	3,028	3,006	5,919	5,547
Noninterest expenses	10,401	9,904	20,716	19,495
Income before income taxes	6,450	3,573	12,700	6,677
Provision for income taxes	1,257	695	2,482	1,323
Net income	$5,193	$2,878	$10,218	$5,354

Basic and diluted earnings per share	$1.16	$0.64	$2.28	$1.19
Weighted average common shares outstanding	4,488,602	4,514,345	4,485,886	4,512,382

	At	At
	June 30, 2021	December 31, 2020
Book value per share	$31.39	$30.21
Net tangible book value per share (1)	$29.79	$28.57
Outstanding common shares	4,488,437	4,483,102

Notes:
(1) Net tangible book value represents the amount of your total tangible assets reduced by our total liabilities. Tangible assets are calculated by reducing total assets, as defined by GAAP, by $5,358 in goodwill and $1,821, and $1,963 in other intangible assets for June 30, 2021 and December 31,2020, respectively.

ORANGE COUNTY BANCORP, INC.
LOAN COMPOSITION
(UNAUDITED)
(Dollar Amounts in thousands)
	At June 30, 2021		At December 31, 2020
	Amount	Percent	Amount	Percent
Commercial and industrial (a)	$346,727	26.94%	$299,049	25.94%
Commercial real estate	781,074	60.69%	698,130	60.56%
Commercial real estate construction	66,781	5.19%	63,544	5.51%
Residential real estate	62,274	4.84%	57,941	5.03%
Home equity	13,057	1.01%	13,960	1.21%
Consumer	16,972	1.32%	20,114	1.74%
Total loans	1,286,885	100.00%	1,152,738	100.00%
Allowance for loan losses	17,049		16,172
Total loans, net	$1,269,836		$1,136,566

(a) - Inlcudes PPP loans of:	$108,711		$68,974

ORANGE COUNTY BANCORP, INC.
DEPOSITS BY ACCOUNT TYPE
(UNAUDITED)
(Dollar Amounts in thousands)
	At June 30, 2021			At December 31, 2020
	Amount	Percent	Average Rate	Amount	Percent	Average Rate
Noninterest-bearing demand accounts	$652,767	34.88%	0.00%	$521,093	34.99%	0.00%
Interest bearing demand accounts	300,340	16.05%	0.11%	236,951	15.91%	0.15%
Money market accounts	642,177	34.31%	0.28%	483,044	32.43%	0.36%
Savings accounts	189,154	10.11%	0.11%	157,007	10.54%	0.12%
Certificates of Deposit	87,227	4.66%	0.60%	91,199	6.12%	0.75%
Total	$1,871,665	100.00%	0.15%	$1,489,294	100.00%	0.20%

ORANGE COUNTY BANCORP, INC.
NON-PERFORMING ASSETS
(UNAUDITED)
(Dollar Amounts in thousands)

	June 30, 2021	December 31, 2020

Non-accrual loans:
Commercial and industrial	$5	$-
Commercial real estate	1,345	1,345
Commercial real estate construction	-	-
Residential real estate	653	657
Home equity	-	-
Consumer	-	-
Total non-accrual loans 1	2,003	2,002
Accruing loans 90 days or more past due:
Commercial and industrial	337	457
Commercial real estate	-	-
Commercial real estate construction	-	-
Residential real estate	1	2
Home equity	-	-
Consumer	126	61
Total loans 90 days or more past due	464	520
Total non-performing loans	2,467	2,522
Other real estate owned	-	-
Other non-performing assets	-	-
Total non-performing assets	$2,467	$2,522

Ratios:
Total non-performing loans to total loans	0.19%	0.22%
Total non-performing loans to total assets	0.12%	0.15%
Total non-performing assets to total assets	0.12%	0.15%

Notes:
1 - Includes non-accruing TDRs:	$959	$959